Exhibit 99.1

RPC, Inc. Reports

Fourth Quarter and Full Year 2022 Financial Results

•	Net income of $87.0 million compared to $69.3 million in the third quarter of 2022
•	Diluted earnings per share of $0.40 compared to $0.32 in the third quarter of 2022
•	EBITDA[1] of $135.5 million compared to $113.0 million in the third quarter of 2022

ATLANTA, January 25, 2023 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter and year ended December 31, 2022. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production, and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2022, RPC generated revenues of $482.0 million, an increase of 4.9 percent compared to $459.6 million in the third quarter of 2022. The improvement in revenues was driven by improved pricing in most of our service lines and higher equipment utilization supported by a full quarter of operation for our most recently reactivated pressure pumping fleet. Operating profit for the fourth quarter of 2022 was $112.3 million compared to operating profit of $92.2 million in the third quarter of 2022. Net income for the fourth quarter of 2022 was $87.0 million, or $0.40 diluted earnings per share, compared to net income of $69.3 million, or $0.32 diluted earnings per share, in the third quarter of 2022. Earnings before interest, taxes, depreciation, and amortization (EBITDA)1 for the fourth quarter of 2022 was $135.5 million, compared to $113.0 million in the third quarter of 2022, an increase of 19.8 percent.

Cost of revenues during the fourth quarter of 2022 was $308.6 million, or 64.0 percent of revenues, compared to $309.8 million, or 67.4 percent of revenues in the third quarter of 2022. Cost of revenues as a percentage of revenues decreased during the quarter due to improved job mix and continued strong pricing for our services.

Selling, general and administrative expenses were $38.2 million in both the fourth and third quarters of 2022. Depreciation and amortization was $22.5 million in the fourth quarter of 2022 compared to $20.9 million in the third quarter of 2022.

During the fourth quarter of 2022 RPC also recorded a $2.9 million pension settlement charge. Adjusted net income during the fourth quarter was $89.2 million and adjusted diluted earnings per share was $0.41.2 We expect to finalize the termination of the pension plan in the first quarter of 2023.

1 EBITDA and adjusted EBITDA are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net income, the nearest GAAP financial measures, are disclosed in Appendix A to this press release.

2 Adjusted net income and adjusted diluted earnings per share are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net income and diluted earnings per share, the nearest GAAP financial measures, are disclosed in Appendix B to this press release.

Fourth Quarter 2022 Earnings Release

For the twelve months ended December 31, 2022, revenues increased 85.2 percent to $1.6 billion compared to $864.9 million for 2021. Net income for the twelve-month period was $218.4 million, or $1.01 diluted earnings per share, compared to $7.2 million, or $0.03 diluted earnings per share, for 2021.

RPC’s revenues for the quarter ended December 31, 2022 increased by $213.8 million, or 79.7 percent, compared to the fourth quarter of the prior year due to improved pricing, higher customer activity levels and a larger active fleet of revenue-producing equipment. Cost of revenues during the fourth quarter of 2022 increased by $107.9 million compared to the fourth quarter of 2021. As a percentage of revenues, cost of revenues decreased to 64.0 percent in the fourth quarter of 2022 from 74.8 percent in the fourth quarter of 2021 because of improved pricing for our services and leverage of direct employment costs.

Selling, general and administrative expenses increased by $6.1 million in the fourth quarter of 2022 compared to the fourth quarter of the prior year. RPC’s operating profit in the fourth quarter of 2022 was $112.3 million, compared to an operating profit of $20.1 million in the fourth quarter of 2021. Net income for the fourth quarter of 2022 was $87.0 million compared to net income of $12.3 million in the fourth quarter of 2021. EBITDA2 for the fourth quarter of 2022 was $135.5 million compared to $39.4 million in the fourth quarter of 2021.

Rig Count and Commodity Price Statistics

The average U.S. domestic rig count during the fourth quarter of 2022 was 776, a 2.0 percent increase compared to the third quarter of 2022 and a 38.3 percent increase compared to the same period in 2021. The average price of oil during the fourth quarter of 2022 was $82.67 per barrel, an 11.0 percent decrease compared to the third quarter of 2022, but a 26.8 percent increase compared to the same period in 2021. The average price of natural gas during the fourth quarter of 2022 was $5.55 per Mcf, an increase of 17.3 percent compared to the third quarter of 2022, and a one percent increase compared to the same period in 2021.

Management Commentary

“RPC’s fourth quarter financial results reflect a continued strong oilfield operating environment, which led to a sequential revenue increase during a quarter that is traditionally impacted by holidays, inclement weather and customer budgets. Our customers were eager to continue their operations throughout the quarter. Most of our service lines realized higher revenues during the fourth quarter due to strong activity and pricing improvements,” stated Ben M. Palmer, RPC’s President and Chief Executive Officer. “As we begin the first quarter of 2023, we expect continued robust drilling and completion activities based on indications from most customers.

“I am pleased to report that our cash balance increased by $90.5 million during the fourth quarter to $126.4 million. Our cash balance improved significantly despite increasing activity and capital expenditures of $49.3 million during the quarter. Our strong capital position at the end of 2022 and expectations for 2023 will allow us to continue to invest in our businesses and return capital to our shareholders. Yesterday RPC’s Board of Directors doubled our quarterly dividend to $0.04 per share from $0.02 per share in the prior quarter,” concluded Palmer.

Fourth Quarter 2022 Earnings Release

Summary of Segment Operating Performance

RPC manages two operating segments – Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools and services, coiled tubing, nitrogen, hydraulic workover services, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe inspection and storage services, and oilfield training services.

Technical Services fourth quarter 2022 revenues increased 5.1 percent compared to the prior quarter and by 80.1 percent compared to the same period of the prior year. Technical Services generated an operating profit of $110.5 million in the fourth quarter of 2022 compared to an operating profit of $89.5 million in the prior quarter, and an operating profit of $20.5 million in the fourth quarter of the prior year. The sequential and year-over-year improvements in Technical Services operating results were driven by higher customer activity levels and improved pricing and a larger active fleet of revenue-producing equipment.

Support Services revenues were unchanged during the fourth quarter of 2022 compared to the prior quarter but increased 73.1 percent compared to the same period of the prior year. The revenue increase compared to the fourth quarter of 2021 was due to higher activity levels and improved pricing within rental tools. Support Services generated an operating profit of $6.7 million in the fourth quarter of 2022 compared to an operating profit of $5.3 million in the prior quarter, and an operating loss of $373 thousand in the same period of the prior year.

	Three Months Ended			Twelve Months Ended December 31,
	December 31,	September 30,	December 31,
(in thousands)	2022	2022	2021	2022	2021
Revenues:
Technical Services	$458,135	$435,775	$254,444	$1,516,363	$815,046
Support Services	23,895	23,826	13,808	85,399	49,883
Total revenues	$482,030	$459,601	$268,252	$1,601,762	$864,929
Operating profit (loss):
Technical Services	$110,529	$89,455	$20,496	$281,622	$24,434
Support Services	6,703	5,278	(373)	18,095	(5,725)
Corporate expenses	(4,500)	(4,106)	(3,539)	(17,660)	(13,300)
Pension settlement charges	(2,921)	-	-	(2,921)	-
Gain on disposition of assets, net	2,509	1,543	3,474	8,804	10,882
Total operating profit	$112,320	$92,170	$20,058	$287,940	$16,291
Interest expense	(71)	(143)	(166)	(614)	(1,929)
Interest income	699	329	12	1,171	59
Other income (expense), net	619	(67)	456	1,135	2,027

Income before income taxes	$113,567	$92,289	$20,360	$289,632	$16,448

Fourth Quarter 2022 Earnings Release

RPC, Inc. will hold a conference call today, January 25, 2023 at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (888) 440-5966 or (646) 960-0125 for international callers and use conference ID number 9842359. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including statements regarding (i) our belief that most customers plan to continue robust drilling and completion activities during the first quarter of 2023 plans to continue to invest in our business and return capital to our shareholders. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K for the year ended December 31, 2021.

For information about RPC, Inc., please contact:

Michael L. Schmit, Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers, Vice President Corporate Services

(404) 321-2162

JLanders@rpc.net

Fourth Quarter 2022 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  (In thousands except per share data)

	Three Months Ended			Twelve Months Ended
Periods ended, (Unaudited)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
REVENUES	$482,030	$459,601	$268,252	$1,601,762	$864,929
COSTS AND EXPENSES:
Cost of revenues	308,571	309,790	200,629	1,088,115	663,262
Selling, general and administrative expenses	38,211	38,243	32,128	148,573	123,572
Pension settlement charges	2,921	-	-	2,921	-
Depreciation and amortization	22,516	20,941	18,911	83,017	72,686
Gain on disposition of assets, net	(2,509)	(1,543)	(3,474)	(8,804)	(10,882)
Operating profit	112,320	92,170	20,058	287,940	16,291
Interest expense	(71)	(143)	(166)	(614)	(1,929)
Interest income	699	329	12	1,171	59
Other income (expense), net	619	(67)	456	1,135	2,027
Income before income taxes	113,567	92,289	20,360	289,632	16,448
Income tax provision	26,562	22,949	8,021	71,269	9,231
NET INCOME	$87,005	$69,340	$12,339	$218,363	$7,217

EARNINGS PER SHARE
Basic	$0.40	$0.32	$0.06	$1.01	$0.03
Diluted	$0.40	$0.32	$0.06	$1.01	$0.03

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	216,618	216,647	215,640	216,518	215,646
Diluted	216,618	216,647	215,640	216,518	215,646

Fourth Quarter 2022 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(In thousands)
	December 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Cash and cash equivalents	$126,424	$82,433
Accounts receivable, net	416,568	258,635
Inventories	97,107	78,983
Income taxes receivable	42,403	58,504
Prepaid expenses	17,753	9,773
Other current assets	3,086	3,682
Total current assets	703,341	492,010
Property, plant and equipment, net	333,093	254,408
Operating lease right-of-use assets	28,864	24,572
Finance lease right-of-use assets	-	20,327
Goodwill	32,150	32,150
Other assets	31,565	40,898
Total assets	$1,129,013	$864,365

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$115,213	$74,404
Accrued payroll and related expenses	33,161	15,350
Accrued insurance expenses	3,232	10,129
Accrued state, local and other taxes	4,296	1,905
Income taxes payable	499	656
Pension liabilities	9,610	-
Current portion of operating lease liabilities	10,728	6,387
Current portion of finance lease liabilities	-	20,194
Other accrued expenses	1,864	1,824
Total current liabilities	178,603	130,849
Long-term accrued insurance expenses	7,149	11,770
Long-term pension and retirement plans liabilities	23,106	35,376
Long-term operating lease liabilities	19,517	19,719
Other long-term liabilities	5,430	7,111
Deferred income taxes	37,473	17,749
Total liabilities	271,278	222,574
Common stock	21,661	21,563
Capital in excess of par value	-	-
Retained earnings	856,013	640,936
Accumulated other comprehensive loss	(19,939)	(20,708)
Total stockholders' equity	857,735	641,791
Total liabilities and stockholders' equity	$1,129,013	$864,365

Fourth Quarter 2022 Earnings Release

Appendix A

RPC has used the non-GAAP financial measures of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) in today's earnings release, and anticipates using EBITDA and adjusted EBITDA in today's earnings conference call. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for net loss or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA and adjusted EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure or non-recurring items. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of net loss to EBITDA and adjusted EBITDA, the most comparable GAAP measures. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Income to EBITDA and Adjusted EBITDA is shown below:

	Three Months Ended			Twelve Months Ended
Periods ended, (Unaudited) (In thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
Net Income	$87,005	$69,340	$12,339	$218,363	$7,217
Add:
Income tax provision	26,562	22,949	8,021	71,269	9,231
Interest expense	71	143	166	614	1,929
Depreciation and amortization	22,516	20,941	18,911	83,017	72,686
Less:
Interest income	699	329	12	1,171	59
EBITDA	$135,455	$113,044	$39,425	$372,092	$91,004
Add:
Pension settlement charges	2,921	-	-	2,921	-
Adjusted EBITDA	$138,376	$113,044	$39,425	$375,013	$91,004

Fourth Quarter 2022 Earnings Release

Appendix B

RPC, Inc. has used the non-GAAP financial measures of adjusted net income and adjusted diluted earnings per share, in today's earnings release and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net loss, loss per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measures of adjusted net loss and adjusted loss per share, enable us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Income to Adjusted Net Income and the Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share is shown below:

	Three Months Ended			Twelve Months Ended
Periods ended, (Unaudited) (In thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Reconciliation of Net Income to Adjusted Net Income

Net Income	$87,005	$69,340	$12,339	$218,363	$7,217
Add:
Pension settlement charges, net of tax	2,202	-	-	2,202	-
Adjusted Net Income	$89,207	$69,340	$12,339	$220,565	$7,217

Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

Diluted Earnings Per Share	$0.40	$0.32	$0.06	$1.01	$0.03
Add:
Pension settlement charges, net of tax	$0.01	$0.00	$0.00	$0.01	$0.00

Adjusted Diluted Earnings Per Share	$0.41	$0.32	$0.06	$1.02	$0.03

Weighted Average Shares Outstanding	216,618	216,647	215,640	216,518	215,646